INVESTMENT SUB-ADVISORY AGREEMENT

between

J. P. MORGAN INVESTMENT MANAGEMENT INC.

and

CADOGAN MANAGEMENT, LLC

INVESTMENT SUBADVISORY AGREEMENT, effective as of the 5th day of March,
2009, between J.P. Morgan Investment Management Inc. (the "Adviser"), a corporation organized and existing under the laws of the State of Delaware, and Cadogan
Management, LLC ("Subadviser"), a limited liability company organized and existing under the laws of the State of Delaware.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of the 30th day of January, 2004 ("Advisory Agreement") with UM Investment Trust, a
Massachusetts business trust (the "Trust"), on behalf of its UM Multi-Strategy Fund (the
"Fund") which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, ("1940 Act"); and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the
Investment Advisers Act of 1940, as amended, ("Advisers Act"); and

WHEREAS, the Adviser desires to retain the Subadviser to assist it in the provision of a continuous investment program for the hedge fund of funds investment portfolio of the
Fund listed on Appendix A  (the "Subadviser Assets") and the Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. Appointment.  Adviser hereby retains the Subadviser to act as investment adviser for and to manage the Subadviser Assets for the period and on the terms set forth in this
Agreement.  The Subadviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.    Duties of the Subadviser

 A. Investment Subadvisory Services.  Subject to the supervision of the
Trust's Board of Trustees (the "Board") and the Adviser, the Subadviser shall manage the investments of the Subadviser Assets in accordance with the
Fund's investment objective, policies, and restrictions as provided in the
Trust's Offering Memorandum relating to the Fund, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the
"Offering Memorandum"), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under
Subchapter M of the Internal Revenue Code of 1986, as amended ("Code")
and in compliance with such other limitations as the Adviser may institute.
The Subadviser shall (a) make investment decisions in its sole discretion for the Subadviser Assets; (b) place purchase and sale orders for portfolio transactions for the Subadviser Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the
Subadviser Assets.  In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadviser Assets.

B.    Subadviser Undertakings.  In all matters relating to the performance of this
Agreement, the Subadviser shall act in conformity with the Trust's Articles of
Incorporation, By-Laws, and Offering Memorandum and with the written instructions and directions of the Board and the Adviser.  The Subadviser hereby agrees to:

(i)    regularly report to the Board and the Adviser (in such form and frequency as the Adviser and Subadviser mutually agree) with respect to the implementation of the investment program, compliance of the
Subadviser Assets with the Offering Memorandum, the 1940 Act and the
Code,  and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)   comply with valuation procedures adopted by Board, including any amendments thereto, and consult with the Trust's pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iii) provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Subadviser's non-public information, any and all information, records and supporting documentation about the composite of accounts and the funds the
Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the Subadviser Assets which may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present historical performance information concerning the Subadviser's similarly managed accounts and funds, for inclusion in the Trust's Offering
Memorandum and any other reports and materials prepared by the Trust or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities;

(iv) provide reasonable assistance to the Adviser with respect to the
Subadviser Assets in connection with the annual audit of the Fund's financial statements, including, but not limited to:  (i) providing broker contacts as needed for obtaining trade confirmations; (ii)  providing assistance in obtaining trade confirmations in the event the Fund or the
Fund's independent registered public accounting firm is unable to obtain such confirmations directly from the underlying hedge fund managers or their administrators and (iii) obtaining market quotations for investments that are not readily ascertainable in the event the Fund or the Fund's independent registered public accounting firm is unable to obtain such market quotations through independent means.

C. Expenses.  The Subadviser will bear all of its expenses in connection with the performance of its services under this Agreement.  All other expenses to be incurred in the operation of the Fund will be borne by the Trust, except to the extent specifically assumed by the Subadviser.  The expenses to be borne by the
Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees' fees, Securities and Exchange
Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.  The Sub-Adviser shall bear the reasonable out of pocket expenses and costs of the Trust (including reasonable attorney's fees), if any, arising out of a termination of the Investment Sub-Advisory Agreement as a result of an assignment caused by a change of control or management of the Sub-Advisor, including the preparation and mailing of an information statement to shareholders pursuant to a "manager-of-managers" exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement.  The foregoing obligations of the Sub-Adviser shall apply when the
Sub-Adviser, in consultation with its internal or outside counsel, deems that an assignment of the Investment Sub-Advisory Agreement has or will occur, and
Adviser, in consultation with internal or outside counsel to the Trust, determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be.

D.  Aggregation of Orders.  On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the
Subadviser Assets as well as other clients of the Subadviser, the
Subadviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.  The Adviser recognizes that, in some cases, the Subadviser's allocation procedure may limit the size of the position that may be acquired or sold for the Subadviser Assets.
It is understood that the allocation of investment opportunities by the
Subadviser among its clients is subject to variances that may arise due to differences in capital inflow/outflows, legal, contractual, tax and other good faith reasons.

E.  Books and Records.  In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Subadviser hereby agrees that all records which it maintains for the Subadviser Assets of the Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Fund's or the Adviser's request, provided, however, that Subadviser may retain copies of any records to the extent required for it to comply with applicable laws.  The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940
Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the
Advisers Act for the period specified in said Rule.  Notwithstanding the foregoing, Subadviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Subadviser Assets.

G.  Subadviser Compliance Responsibilities.  The Subadviser and the
Adviser acknowledge that the Subadviser is not the compliance agent for the Fund, and does not have access to all of the Trust's books and records necessary to perform certain compliance testing.  However, to the extent that the Subadviser has agreed to perform the services specified in this
Agreement, the Subadviser shall perform compliance testing with respect to the Subadviser Assets based upon information in its possession and upon information and written instructions received from the Adviser or the
Trust's Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions.
Specifically, the Subadviser shall not be responsible for the Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole or for the Fund's failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Subadviser Assets would not be in such violation or failing to so qualify if the Subadviser Assets were deemed a separate series of the Trust or a separate regulated investment company under the
Code.  The Adviser or Trust's Administrator shall promptly provide the
Subadviser with copies of the Trust's Declaration of Trust, By-Laws, current Prospectus and any written policies or procedures adopted by the
Board applicable to the Subadviser Assets and any amendments or revisions thereto.  Subadviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence Subadviser's compliance with such Prospectus, policies or procedures.

H.  Proxy voting.  The Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund's shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Subadviser Assets.  The Adviser shall cause to be forwarded to Subadviser all proxy solicitation materials that Adviser receives. Subadviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the
Advisers Act.  The Subadviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, Subadviser shall provide the Advisor with all proxy voting records relating to the Subadviser Assets, including but not limited to those required by Form NPX. Subadviser will also provide an annual certification, in a form reasonably acceptable to Adviser, attesting to the accuracy and completeness of such proxy voting records.

I. Use of Names.  The Subadviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Adviser or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Subadviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its or the Trust's name and of their affiliates which merely identify in accurate terms the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld.  The Adviser shall not use the name, logo, insignia, or other identifying mark of the Subadviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Subadviser; provided, however, that the Subadviser shall approve all uses of its name which merely identify in accurate terms the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission; and provided, further that in no event shall such approval be unreasonably withheld.

J. Portfolio Holdings. The Subadviser will not disclose, in any manner whatsoever, any list of securities held by the Fund, except in accordance with the Fund's portfolio holdings disclosure policy.

3.     Compensation of Subadviser.  The Adviser will pay the Subadviser, with respect to each Fund on Appendix A attached hereto, the compensation specified in Appendix A.
Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Subadviser Assets' average daily net assets as determined by the Trust's accounting agent.  Compensation for any partial period shall be pro-rated based on the length of the period.

4.   Standard of Care. The Subadviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940
Act or the rules thereunder or other applicable law, the Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the
Adviser in connection with the matters to which this Agreement relates, except a loss resulting from Subadviser's willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement

5. Indemnification.
          a. The Adviser agrees to indemnify and hold harmless the Subadviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys'
fees and other related expenses) ("Losses"), howsoever arising, from or in connection with this Agreement or the performance by the Subadviser of its duties hereunder;
provided however that the Adviser will not indemnify the Subadviser for Losses resulting from the Subadviser's willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Subadviser's reckless disregard of its obligations and duties under this Agreement

      b. The Subadviser agrees to indemnify and hold harmless the Adviser from and against any and all Losses resulting from the Subadviser's willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Subadviser's obligations and duties under this Agreement; provided however that the Subadviser will not indemnify the Adviser for Losses resulting from the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser's reckless disregard of its obligations and duties under this Agreement.

6. Non-Exclusivity.  The services of the Subadviser to the Adviser with respect to the
Subadviser assets are not to be deemed to be exclusive, and the Subadviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities.  It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.  Adviser acknowledges that
Subadviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients' accounts (including the Subadviser assets) or employee accounts which may invest in some of the same securities recommended to advisory clients.  In addition, advice provided by the Subadviser may differ from advice given by its affiliates.

7. Maintenance of Insurance.  During the term of this Agreement and for a period of one year after the termination hereof, Subadviser will maintain investment adviser's errors and omissions insurance and will carry a fidelity bond covering it and each of its employees and authorized agents with each policy with limits of not less than those considered commercially reasonable and appropriate under current industry practices.
Subadviser shall promptly notify Adviser of any termination of said coverage.

8. Confidentiality. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, except for (a) any such disclosure which is authorized by the non-disclosing party, (b)
any such disclosure which is expressly required or requested by applicable law or by federal or state regulatory authorities or (c) any such disclosure to the disclosing party's employees, third-party service providers, consultants, legal advisors or auditors having a need to know such nonpublic information, it being agreed that Subadviser shall inform such parties of the confidential nature of the nonpublic information and such parties shall be directed by Subadviser to keep the nonpublic information confidential in accordance with the terms of this Agreement. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this
Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this
Agreement; (c) placed in public domain without fault of the party or its affiliates; or
(d) independently developed by the party without reference or reliance upon the nonpublic information.

9.   Term of Agreement.  This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution.  Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the
Board or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable, without penalty, on 10 days'
written notice to the Subadviser by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or on 60 days' written notice by the Adviser or by the Subadviser, and will terminate five business days after the
Subadviser receives written notice of the termination of the Advisory Agreement between the Trust and the Adviser.  This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10.  Representations of Subadviser.  The Subadviser represents, warrants, and agrees as follows:

A. The Subadviser: (i) is registered as an investment adviser under the Advisers
Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-
regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the
1940 Act or otherwise.

B. The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics.  On at least an annual basis, the Subadviser will comply with the reporting requirements of
Rule 17j-1, which may include (i) certifying to the Adviser that the Subadviser and its Access Persons have complied with the Subadviser's Code of Ethics with respect to the Subadviser Assets and (ii) identifying any material violations which have occurred with respect to the Subadviser Assets.  Upon the reasonable request of the
Adviser, the Subadviser shall permit the Adviser, its employees or its agents to examine the reports required to be made by the Subadviser pursuant to Rule 17j-1 and all other records relevant to the Subadviser's code of ethics.

C.  Subadviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Subadviser, its employees, officers and agents. Upon reasonable request, Subadviser shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Subadviser Assets. Subadviser will also provide, at the reasonable request of the Adviser,  periodic certifications, in a form reasonably acceptable to Adviser, attesting to such written policies and procedures.

D. The Subadviser has provided the Adviser and the Trust with a copy of its Form
ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser.

10.  Provision of Certain Information by Subadviser.  The Subadviser will promptly notify the Adviser (i) in the event  the SEC or other governmental authority has censured the Subadviser, placed limitations upon its activities, functions or operations, suspended or revoked its registration, if any, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions, or (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Subadviser further agrees to notify the Adviser promptly of any material fact known to the Subadviser respecting or relating to the Subadviser respecting or relating to the Subadviser that is not contained in the Offering Document, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust's officers and in accordance with the scope of Subadviser's obligations and responsibilities contained in this
Agreement, Subadviser will provide reasonable assistance to the Trust in connection with the Trusts's compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38(a) - 1 of the 1940 Act. Such assistance shall include, but not be limited to: (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable "federal securities laws", as required by Rule 38a-1(e)(1) under the
1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust's chief compliance officer with direct access to its compliance personnel; (iv) providing the Trust's chief compliance officer with periodic reports; and (v) promptly providing special reports in the event of compliance problems. Further,
Subadviser is aware that: (i) the Chief Executive Officer (Principal Executive
Officer) and Treasury/Chief Financial Officer (Principal Financial Officer) of the
Trust (collectively, "Certifying Officers") are required to certify the Trust's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment
Company Act of 1940, as amended; and (ii) the Certifying Officers must rely upon certain matters of fact generated by Subadviser of which they do not have firsthand knowledge.  Consequently, Subadviser has in place and has observed procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Certifying Officers in certifying the Trust's periodic reports on Form N-CSR, in a form satisfactory to the Trust.

12. Provision of Certain Information by the Adviser.  The Adviser will promptly notify the Subadviser: (1) in the event that the SEC has censured the
Adviser or the Trust, placed limitations upon either of their activities, functions, or operations, suspended or revoked the Adviser's registration as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; and (2) upon having a reasonable basis for believing that the
Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

13. Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

14. Miscellaneous.

A. Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act.  To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. Change in Control.  The Subadviser will notify the Adviser of any change of control of the Subadviser, including any change of entities owning interests of 25%
or more of the Subadviser, as applicable, prior to or promptly after such change.  In addition the Subadviser will notify the Adviser of any changes in the key personnel who are either the portfolio manager(s) of the Subadviser Assets or senior management of the Subadviser as soon as practicable after such change.

C. Captions.  The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof  or otherwise affect their construction or effect.

D. Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. Definitions.  Any question of interpretation of any term or provision of this
Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940
Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of
the SEC validly issued pursuant to the Act.   As used in this Agreement, the terms
"majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell,"
and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order.  Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. Notices.  Any notice herein required is to be in writing and is deemed to have been given to Subadviser or Adviser upon receipt of the same at their respective addresses set forth below.  All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.  All notices to Adviser shall be sent to: J.P. Morgan Investment
Management Inc, 245 Park Avenue, 8th Floor, New York, NY 10167, Attention:
Legal, Fax (212) 648-1978.

All notices to Subadviser shall be sent to:  Cadogan Management, LLC, 149 Fifth
Avenue - 15th floor, New York, NY  10010, Attention: Stuart N. Leaf.

G. Risk Acknowledgement.  The Subadviser does not guarantee the future performance of the Subadviser Assets or any specific level of performance, or the success of any investment decision or strategy that the Subadviser may use.  The
Adviser understands that investment decisions made for the Adviser by the
Subadviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                  J.P. Morgan Investment Management Inc.

Attest: By:  _____________________________

   _____________________________
  (Title)
_______________________________  _____________________________
         Date:

    Cadogan Management, LLC

Attest: By:      ______________________________

    ____________________________________
_________________                 ___  (Title)
  ______________________________
  Date:

Appendix A

Fee Schedule

For the services provided by Subadviser to the Subadviser Assets, pursuant to the attached Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, based on the average daily net assets of the
Subadvisory Assets at the following annual rates of the average daily net assets of the
Subadviser Assets as determined by the Trust's accounting agent:

FUND       RATE

UM Multi-Strategy Fund                    0.85%